Exhibit 4.26

September 6, 2006

Yamana Gold Inc.
Ontario Securities Commission (Principal Regulator)
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Autorite des Marches Financiers
Office of the Administrator, New Brunswick
Nova Scotia Securities Commission
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Prince Edward Island

Dear Sirs/Mesdames:

Re: Yamana Gold Inc. (the "Company")

        Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Denis Francoeur, M.Sc., P.Geo., formerly Senior Geologist and Vice-President, Exploration of RNC Gold Inc. to being named in a take-over bid circular of the Company dated September 6, 2006 (the "Circular") and to the inclusion of reference to the following report (the "Report") and of extracts from or a summary of the Report in the written disclosure contained in the Circular or any other documents incorporated by reference therein:

        "Mineral Reserves and Resources as of December 31, 2004 and the 2004 Exploration Activities on the La Libertad and Hemco Mineral Concessions, Nicaragua, the Cerro Quema Mineral Concession, Panama, and the Picachos and Tango Mineral Concessions, Mexico, Properties of RNC Gold Inc., dated March 23, 2005."

        I hereby confirm that I have read the written disclosure of the Report and extracts from or a summary of the Report contained in the Circular and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Report, or (ii) are within my knowledge as a result of the services performed by the undersigned in connection with the Report.

Sincerely,

/s/ DENIS FRANCOEUR Denis Francoeur, M.Sc., P.Geo. RNC Gold Inc.